EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 to be filed August 8, 2003 and related Prospectus of Introgen Therapeutics, Inc. for the registration of shares of its common stock, and to the incorporation by reference therein of our report dated January 21, 2003, with respect to the consolidated financial statements of Introgen Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
August 5, 2003

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